UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 15, 2015

AMERICAN TOWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue
Boston, Massachusetts 02116
(Address of Principal Executive Offices) (Zip Code)
(617) 375-7500
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Director Election

On October 15, 2015, the Board of Directors of American Tower Corporation (the “Company”) elected Robert D. Hormats as a director, effective immediately. In accordance with the Company’s Amended and Restated By-Laws, Mr. Hormats will serve as a director until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified.

Since October 2013, Mr. Hormats has served as Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm. From 2009 to 2013, he served as Under Secretary of State for Economic Growth, Energy and the Environment. Prior to that, he was Vice Chairman, Goldman Sachs (International) and Managing Director of Goldman, Sachs & Co., which he joined in 1982. Mr. Hormats formerly served as Assistant Secretary of State for Economic and Business Affairs, Ambassador and Deputy U.S. Trade Representative and Senior Deputy Assistant Secretary for Economic and Business Affairs. He also formerly served as a senior staff member for International Economic Affairs on the National Security Council.
Mr. Hormats is a member of the Council on Foreign Relations and the Investment Committee of Tiedemann Wealth Management. He has served on the Board of Visitors of the Fletcher School of Law and Diplomacy and the Dean’s Council of the John F. Kennedy School of Government. He formerly served as a director of Human Genome Sciences Inc.
For his service on the Board, Mr. Hormats will receive the Company’s standard compensation for non-employee directors.

On October 19, 2015, the Company issued a press release announcing the appointment of Mr. Hormats to the Board, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release, dated October 19, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date:	October 19, 2015	By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated October 19, 2015.